Exhibit 10.9

                          ASSET PURCHASE AGREEMENT

   THIS AGREEMENT is made and entered into this 4 day, of October, 2005 by and among Art's-Way Manufacturing Co., Inc., a Delaware corporation ("Buyer"), and Premier Bank, a bank organized and existing under the laws of the State of Iowa ("Seller").

                                  RECITALS

   Seller is presently the owner as the secured party transferee of certain assets and properties formerly used by Vessel Systems, Inc., in the business of the design, manufacture, and distribution to third party purchasers of steel pressure tanks and vessels and related parts and accessories (the "Subject Business") which assets were voluntarily surrendered to Seller who was the holder of a security interest therein. Buyer desires to purchase the Subject Business, including the assets connected therewith, from Seller all on the terms and conditions set forth herein.

   NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements and other good and valuable consideration hereinafter set forth, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby promise and agree as follows:

	1.   ASSETS TO BE PURCHASED AND EXCLUDED.

             (a) Personal Property. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign and deliver to Buyer and Buyer agrees to purchase from Seller at the Closing (as defined in Section 6) the following assets owned as provided above by Seller and used by Vessel Systems, inc., in the operation of the Subject Business as they exist on the Closing Date (collectively, the "Subject Assets"):

                 (i) all machinery, equipment, furniture and fixed assets surrendered by Vessel Systems, Inc. to Seller including without limitation those items identified or described, on attached Exhibit A and incorporated herein. It is understood that the following property formerly owned by Marke, LLC will be transferred to Buyer at closing: paint booth; blast booth; 4 overhead cranes; and 2 hydro tanks located outside the building; also conveyed are all warranties, instructions, operating manuals, service records and software associated with any of the foregoing.

                 (ii) all inventories of raw materials, work in process, and finished goods (including all such inventory at Vessel Systems, lnc.'s facility in Dubuque, Iowa); (the "Inventory");

                 (iii) all drawings, designs, specifications, process information, performance data, software, programs, backlog, contracts, proprietary designs and other information, and data relating to the Subject Business and related equipment listed;

                 (iv) all sales and customer lists and records, personnel and payroll records, purchasing, supplier and sale records (the "Subject Business Records");

                 (v) all supplies, packaging materials, marketing and sales literature, consumable materials and other miscellaneous items of similar character; and,

                 (vi) any and all intellectual property, trademarks, patents, phone numbers, website, e-mail addresses, and any other goodwill of the Subject Business.

                 (vii) all accounts receivable arising in the ordinary course of Vessel Systems, Inc.'s business from the sale of products to customers.

                 (viii) all other property located at Vessel Systems, Inc's facility in Dubuque, Iowa.

             (b) Excluded Assets. Except as provided, the Subject Assets shall not include any of the following (collectively, the "Excluded Assets"):

                 (i) any cash, or cash equivalent assets of Subject Business;

                 (ii) Vessel System's lnc.'s corporate minute book, financial statements and records, stock records or tax returns;

                 (iii) any personal effects of the shareholders, directors, officers and employees of the Vessel Systems, Inc. described on the attached Exhbit B; and,

                 (iv) a certain Tital 10 MG-Messer Global Control High Definition Lasar burning table subject to a lease with BBC Community Leasing Service, Inc. of Madison, Wisconsin..

        2. NO ASSUMPTION OF LIABILITIES. Buyer shall assume no obligations or liabilities of Seller or Vessel Systems, Inc., whatsoever, of any kind or nature, whether they are accrued, absolute, contingent or otherwise. Vessel Systems, Inc. shall be liable for any sales or transfer taxes payable in connection with consummation of the transactions contemplated herein.

        3. PURCHASE PRICE; ADJUSTMENT; PAYMENT; ALLOCATION.

             (a) Purchase Price for Personal Property. Subject to the adjustments in Section 3(b), the purchase price for the Subject Assets is One Million Two Hundred Fifty Thousand Dollars ($1,250,000). Buyer has deposited with Vessel Systems, Inc.'s broker, Equity Partners, Inc. the sum of $150,000 as earnest money (herein "Earnest Money") which Earnest Money, together with any interest thereon, shall be applied to the purchase price at closing.

             (b) Adjustments to Purchase Price. The Purchase Price shall be adjusted upward or downward by the sum of the following adjustments:

                 (i) Accounts Receivable Adjustment. The purchase price shall be increased by the amount that the value of the accounts receivable transferred at closing shall be more than $339,317.11, or shall be decreased by the amount that the value of the accounts receivable transferred at closing shall be less than $339,317.11. In calculating the foregoing adjustment the accounts receivable transferred shall be valued as a percentage of their face amount according to age as follows:

                 those less than 30 days old shall be valued at 90% of the
                  face amount thereof;
                 those 31 to 60 days old shall be valued at 85% of the face amount thereof;
                 those 61 to 90 days old shall be valued at 75% of the face amount thereof; and those more than 90 days old shall be valued at 44% of the face amount thereof.

        To illustrate, the valuation of the currently existing accounts receivable (as represented by Vessel Systems, Inc.) valued using the foregoing schedule, would be calculated as set forth in the following table:

Age       Less Than    31-60 Days   61-90 Days   Over 90     Total
           30 Days                                Days     Valuation

Face      125,370.00   71,527.00     6,084.00  366,189.00
Amount*

Percentage      0.90        0.85         0.75        0.44
of Face Amount

Valuation 112,833.00   60,797.95     4,563.00   161,123.16 339,317.11

*The foregoing table is for illustration only and does not constitute Buyers agreement that any amount shown therein is properly included in the calculation of the value ofthe accounts receivable under the requirements of this paragraph.

        No account receivable shall be given a value in making such calculation that is not an account receivable from a customer arising from the sale of goods by Vessel Systems, Inc., in the ordinary course of business. In applying the foregoing valuation, the face amount of all accounts receivable shall be net of all offsets and applicable discounts. No account receivable which is contested in whole or in part by the debtor thereon shall be included as an account receivable in determining the foregoing valuation nor shall it be transferred to Buyer but shall be retained by Seller.

                 (ii) Inventory Adjustment. The purchase price shall be increased by the amount that the value of the inventory (including work in process (WIP) and other inventory) transferred at closing shall be more than $423,800.00, or shall be decreased by the amount that the value of the inventory transferred shall be less than $423,800.00. In calculating the foregoing adjustment the inventories transferred shall be valued as a percentage of such inventory's original cost or its current market value if lower than original cost (hereinafter "Inventory Cost") according to age as follows:

        Inventories (including both Work in Process (WIP) and other inventory less than six months old shall be valued at 88% of the Inventory Cost thereof,

        Inventories (including both Work in Process (WIP) and other inventory six month old or more than six months old shall be valued at 40% of the Inventory Cost thereof,

     The valuation of the currently existing Inventory valued using the foregoing schedule, is illustrated in the following table:

Age        WIP Less than     Other inventory    Inventory over 6   Total Value
           6 months old        Less than 6        months old
                                months old

Inventory
Cost         45,000.00          385,000.00       113,500.00

Percentage of
Inventory Cost    0.88                0.88             0.40

Totals       39,600.00          338,800.00        45,400.00        423,800.00

 *The foregoing table is for illustration only and does not constitute Buyer's agreement that any amount shown therein is properly included in the calculation of the value of the inventory under the requirements of this paragraph.

     Any item of inventory that is not new, is damaged, is otherwise unusable for the purpose intended, is in excess of a 6 month supply at current production rates, or is not used in the production of products in Pressure Systems, Inc.'s current product line shall be given a value of zero and shall be retained by Seller.

     Three (3) days immediately preceding the Closing, Seller and Buyer shall take a physical inventory and the inventory figures so determined shall be used to make the adjustment to purchase price called for herein.

             (c) Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price via cashier's check or wire transfer, as the parties shall agree. Seller agrees that certain lien, lease, tax, commissions or other payments with respect to the Subject Assets and the property subject to the lease provided for in Paragraph 4. shall be made out of the purchase price and that the purchase price shall be distributed to those persons and in those amounts shown on the Schedule of Distribution of Purchase Price attached hereto as Exhibit C at closing. Payment of the Purchase Price in accordance with said Schedule shall constitute full payment of the Purchase Price by Buyer.

             (d) Allocation of Purchase Price. The Purchase Price shall be allocated among the Subject Assets as follows:

Item                                           Amount
Equipment and Machinery                     481,882.89

Intellectual Property and Intangibles         5,000.00

Accounts Receivable (Subject to Adjustment) 339,317.11

Inventories (Subject to Adjustment)         423,800.00

  Total                                   1,250,000.00

     The parties hereto agree to report the amounts payable under this Agreement and under the documents and agreements executed in connection herewith in a manner consistent with the intentions of the parties as indicated in such documents and agreements.

     In addition, the parties hereto agree not to take any position on their respective federal income tax returns (including Internal Revenue Service form 8594) which is inconsistent with such allocations. The allocations above contain the allocation of purchase price among whole categories of Assets. Buyer may at any time up to the date of closing make further allocations of the amount designated for each category of Assets to the specific items within each such category.

             (e) Good Faith Deposit. Buyer has deposited with Vessel Systems, lnc.'s broker, Equity Partners, Inc. $150,000.00 representing a Good Faith Deposit. Said Good Faith Deposit, together with all accrued interest, shall be applied against payment of the purchase price set forth above at Closing.

        4. LEASE OF REAL ESTATE. Subject to and in accordance with the terms of this Agreement, Marke, LLC shall lease the premises located at 8025 Chavenelle Road, Dubuque, Iowa to Buyer on the terms and conditions contained in a Real Estate Lease in substantially the form of Exhibit D and incorporated herein.

        5. CLOSING.

             (a) Time and Place of Closing. The closing of the purchase and sale contemplated herein (the "Closing") shall take place on October 4, 2005 or as soon thereafter after as Buyer shall be satisfied with Seller's ability to deliver clear title to the assets being sold. Closing shall take place at the offices of Premier Bank, in Dubuque, Iowa or such other time and place as Seller and Buyer may agree. The effective time of the Closing shall be deemed to 12:01 a.m. CDT on the Closing Date.

             (b) Seller's Deliveries. At the Closing, Seller shall deliver to Buyer the following:

                 (i) a transfer statement pursuant to Section 554.9619 of
             the Iowa Code, together with any bills of sale, assignments, certificates of title and such other instruments of conveyance (including such documents from Marke, LLC with respect to those items of the Subject Assets owned by Marke, LLC and further including such documents from the lessors thereof with respect to any of the Subject Assets presently subject to a lease) as Buyer shall reasonably require, in a form reasonably satisfactory to Buyer and Buyer's counsel, duly executed, conveying to Buyer the Subject Assets, free and clear of all liens, claims and encumbrances;

                 (ii) a certificate from the Secretary of Seller, in a
             form reasonably satisfactory to Buyer and Buyer's counsel, setting forth the resolutions adopted by the board of directors of Seller authorizing the execution of this Agreement and all documents to be executed in connection herewith and the taking of any and all actions deemed necessary and advisable to consummate the sale of the Subject Assets;

                 (iii) actual or constructive possession of the Subject
             Assets and the Subject Business Records;

                 (iv) duly executed satisfactions, termination statements
             and/or releases in form and substance reasonably satisfactory to Buyer and its counsel sufficient to release any and all liens, claims or encumbrances of Seller affecting the Subject Assets;

                 (v) Duly executed lease from Marke, LLC referred to in
             paragraph 4. above together with non disturbance agreements from Seller with respect to all deeds of trust, mortgages or other liens on the real estate described in the lease agreeing that any foreclosure of such liens shall be subject to said lease.

                 (vi) such other instruments as Buyer may reasonably request to vest in Buyer, full and unencumbered title to the Subject
             Assets.

             (c) Buyer's Deliveries. At the Closing, Buyer shall deliver to Seller the Purchase Price in the manner specified pursuant to Section 3(a).

        6. WARRANTIES AND REPRESENTATIONS OF SELLER. Seller hereby warrants and represents to Buyer, which warranties and representations shall survive the Closing as hereinafter set forth, as follows:

        (a) Corporate Matters.

                 (i) Seller is a corporation duly incorporated and validly existing under the laws of the State of Iowa and has the authority and power, corporate and otherwise, to carry on all business activities currently or previously conducted by it. Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the agreements and instruments relating hereto and the consummation of the transactions contemplated hereby have been approved by the board of directors of Seller and are and shall constitute valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms.

                 (ii) The execution of this agreement and the consummation hereof, do not conflict, or result in the breach of, or constitute a default under, the articles of incorporation or bylaws of Seller or any material agreement or instrument affecting the Subject Assets of which Seller has knowledge and to which Seller is a party or by which it is bound.

        (b) No Consent. No consent, approval, order or authorization of, registration, 6 declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to the Subject Assets as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        (c) Title to Subject Assets. Seller owns as hereinbefore provided, and shall at closing assign, transfer and convey to Buyer all of Vessel Systems, Inc.'s rights to legal and beneficial ownership of all of the Subject Assets free and clear of all liens or encumbrances whatsoever.

        (d) Compliance with Law. Seller has complied in all material respects with aplicable Iowa Law concerning obtainment of the Subject Assets and transfer of same to Buyer.

        (d) Location of Assets: All of the Subject Assets are located at 8025 Chavenelle Road, Dubuque, Iowa.

        (e) Notice Regarding Changes: Seller shall promptly inform Buyer in writing of any change in facts and circumstances that will render any of the representations or warranties made herein by Seller inadequate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

        7. CONDITIONS TO CLOSING. The obligations of the Buyer to close this transaction are specifically conditioned upon the occurrence of, or satisfaction of, the following events and conditions:

           (a) Vessel Systems, Inc. and Buyer shall have conducted a physical inventory on or before closing which results are satisfactory to Buyer and approved and accepted by Vessel Systems, Inc. for purposes of determining an adjustment to the purchase price under paragraph 3(b);

           (b) All representations and warranties of Seller as contained in this agreement shall be true and correct in all material respects at and as of the closing as if such representations and warranties were made at and as of the closing (except for changes contemplated by the terms of this agreement), and Seller shall have performed and satisfied in all material respects all covenants and agreements required by this agreement to be performed and satisfied by it at or prior to closing.

           (c) There shall not have occurred any damage, destruction or loss of any of the Subject Assets (whether or not covered by insurance).

        8. CONDUCT SUBSEQUENT TO CLOSING,

           (a) Execution and Delivery of Further Instruments by Seller. Seller shall as reasonably necessary upon the request of Buyer or its successors or assigns, execute, acknowledge and deliver to Buyer or its successors or assigns such further instruments of conveyance, assignment, transfer, powers of attorney, consents and assurances and shall take such other action as Buyer or its successors or assigns may reasonably request in order to convey, assign, transfer and deliver any of the Subject Assets to Buyer.

           (b) Execution and Delivery of Further Instruments by Buyer. Buyer shall at any time, and from time to time after the Closing upon the request of Seller, or its successors or assigns, execute, acknowledge and deliver to the requesting party such further instruments and take such other actions as Seller may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

           (c) Access to Business Records. From and after the Closing Date, the Buyer shall use ordinary care to maintain the business records of Vessel Systems, Inc. acquired by it pursuant hereto and, damage by fire or other casualty or accident excepted, shall not for a period of seven (7) years after the Closing Date destroy or dispose of any such records unless it shall first have notified Seller of its intention to do so in writing and shall have afforded Seller an opportunity to take possession thereof. For the seven calendar years following closing, Seller, Vessel Systems, Inc. and its owners shall have access to business records of Vessel Systems, Inc., as needed, on all normal business days provided that Seller, Vessel Systems, Inc., or either of its owners, Mark
Klausner and Kenneth Heitritter, provide 48 hour written notice to Buyer or its assigns. The obligation contained heein to provide access to business records shall survive the closing and shall be an obligation of any successor in interest to Buyer.

          (d) Survival of Obligations. Unless otherwise provided, the representations and obligations contained in this Agreement will survive the consummation of the transactions contemplated by this Agreement. Any investigation made at any time by Buyer or Buyer's representatives shall not constitute a waiver of Buyer's rights under any representation set forth in this Agreement.

      9. BUYER'S RIGHT OF TERMINATION: Buyer shall have the right and option to terminate this contract immediately upon the happening of any of the following:

         a. Upon breach by Seller of any representation or warranty made by Seller herein.

         b. Upon Seller's ceasing, prior to closing, operations of its business in the normal course and as a going concern.

         c. Upon the failure of Seller to satisfy any condition precedent to Buyer's obligation to close hereunder set forth in this agreement.

In the event Buyer shall elect to terminate this agreement pursuant to the option to terminate contained in this Paragraph 9, upon written notice of such election by Buyer to Seller, this contract shall be deemed terminated.

     10. MISCELLANEOUS.

         (a) Expenses. The parties hereto shall pay their own expenses, including, without limitation, accountants' and attorneys' fees incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

         (b) Notices. All notices or other communications required or permitted to be given hereunder to either party shall be in writing and shall be considered to be given and received in all respects when personally delivered or sent by prepaid telex, cable or telecopy or sent by reputable overnight courier service or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other address as shall be designated by notice duly given:

           IF TO BUYER:            Art's-Way Manufacturing Co., Inc.
                                   Attn: John Breitung, President
                                   PO Box 288
                                   Armstrong, Iowa 50514
                                   (712) 864-3131, ext. 222
                                   fax (712) 864-3393
                                   e-mail artsway@ncn.net

           WITH A COPY TO:         Everette L Wooten, Jr.
                                   600 Plaza Blvd.
                                   Kinston, NC 28501-1600
                                   (252) 523-8000
                                   fax (252) 523-2060
                                   e-mail wootencoley@earthlink.net

           IF TO SELLER:           Premier Bank
                                   c/o Darin Fischer, Sr. V.P.
                                   1975 John F. Kennedy Rd.
                                   Dubuque, Iowa 52004

           WITH A COPY TO:         Chad C. Leitch
                                   O'Connor & Thomas P.C.
                                   P. O. Box 599
                                   Dubuque, Iowa 52004-0599

           (c) Public Announcements. The parties shall mutually agree as to what, if any, public announcements are to be made after the sale. Except as may be required by law there shall be no announcement of the Purchase
Price by either party.

           (d) Entire Agreement. This Agreement, and the agreements executed and delivered simultaneously herewith constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are hereby superseded, it being the intention of the parties hereto that this Agreement shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

           (e) Binding Effect. This Agreement shall be binding upon the parties hereto, their respective legal representative, successors, and assigns.

           (f) Paragraph Headings, The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

           (g) Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforces accordingly.

           (h) Applicable Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Iowa.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

SELLER:                              BUYER:
Premier Bank                         Art's-Way Manufacturing Co., Inc.
By:                                  By:
   Jeffrey P Mozona, President          John Breitung, President

Marke, LLc as to Paragraphs 1(a)(i), 4, and 5(b)(i) & (vi)

By:
    Kenneth E. Heitritter, Manager

By:
    Mark W. Klausner, Manager